EXHIBIT 11.1


                                              THREE MONTHS ENDED
                                                   JUNE 30,
                                                 1997      1996



NET INCOME                                        $1,482     $2,067

SHARES USED IN COMPUTATION:

  Weighted average common shares outstanding       9,199      8,998

  Dilutive effect of stock options                   259        106

  Common and common equivalent shares
   outstanding                                     9,458      9,104

NET INCOME PER SHARE                               $0.16      $0.23